Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Jules Andres	Joleen Jackson
		310-252-3529	310-252-2702
		Jules.Andres@mattel.com	Joleen.Jackson@mattel.com

MATTEL REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Second Quarter Highlights

•	Worldwide net sales up 7 percent;

•	Domestic gross sales down 3 percent and international gross sales up 18 percent;

•	Worldwide gross sales for core brands: Barbie® up 6 percent; Hot Wheels® up 20 percent; Core Fisher-Price® up 22 percent and American Girl® brands down 10 percent;

•	Gross margin increased 260 basis points of net sales; SG&A increased by 170 basis points of net sales;

•	Operating income was $63.5 million compared to operating income of $49.9 million in the second quarter of 2006; and

•	Earnings per share of $0.11 vs. prior year of $0.10, which included a tax benefit of $0.02.

EL SEGUNDO, Calif., July 16, 2007 – Mattel, Inc. (NYSE: MAT) today reported 2007 second quarter financial results. For the quarter, the company reported net income of $43.1 million, or $0.11 per share, compared to last year’s second quarter net income of $37.4 million, or $0.10 per share. Last year’s quarterly net income was positively impacted by tax benefits of approximately $6.2 million, or $0.02 per share, primarily relating to an audit settlement with a state tax authority.

“Overall we had a good quarter, especially given the comparisons with strong sales from movie-related toys in last year’s second quarter,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “While the first half is not particularly significant to the highly seasonal toy industry, our positive results continue to reflect the benefits of our diversified portfolio of global brands.”

Financial Overview

For the quarter, net sales were $1.02 billion, up 7 percent compared to $957.7 million last year, including favorable changes in currency exchange rates of 3 percentage points. On a regional basis, second quarter gross sales decreased 3 percent in the U.S. and increased 18 percent in international markets, including favorable changes in currency exchange rates of 7 percentage points. Operating income for the quarter was $63.5 million, compared to prior year’s operating income for the quarter of $49.9 million.

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The company’s debt-to-total-capital ratio of 18.8 percent is in line with the company’s capital and investment framework. Consistent with the seasonality of the business, during the first half the company’s cash and equivalents declined by approximately $463 million, compared with a decline of approximately $373 million in the first half of 2006.

Sales by Business Unit

Mattel Girls and Boys Brands

For the quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $638.4 million, up 5 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 6 percent, with increases in international markets more than offsetting declines in the U.S. Worldwide gross sales for Other Girls Brands were down 1 percent. Worldwide gross sales for Wheels, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 20 percent, led by double-digit growth in the Hot Wheels® and Matchbox® lines. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, declined 2 percent.

Fisher-Price Brands

Second quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and the Power Wheels® brand, were $410.4 million, up 12 percent versus the prior year. This reflects continued strong growth in Core Fisher-Price® worldwide.

American Girl Brands

Second quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $55.8 million, down 10 percent versus last year.

Live Webcast

Mattel will webcast its 2007 second quarter earnings conference call today at 8:30 a.m. (Eastern), 5:30 a.m. (Pacific). The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Tuesday, July 17 at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 4856439.

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Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of the 100 Most Trustworthy U.S. Companies by Forbes Magazine and is ranked among the 100 Best Corporate Citizens by CRO Magazine. Committed to ethical manufacturing sustainable business practices, Mattel marks a 10-year milestone in 2007 for its Global Manufacturing Principles. With global headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel's vision is to be the world's premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about the effects of our diversified portfolio on our results, and the company’s debt-to-total capital ratio in relation to the company’s capital and investment framework. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2007		2006		Yr / Yr	2007		2006		Yr / Yr
	$ Amt	% Net Sales	$ Amt	% Net Sales	% Change	$ Amt	% Net Sales	$ Amt	% Net Sales	% Change
Net Sales	$1,020.1		$957.7		7%	$1,960.3		$1,751.0		12%
Cost of sales	549.4	53.9%	541.6	56.5%	1%	1,070.9	54.6%	1,002.9	57.3%	7%

Gross Profit	470.7	46.1%	416.1	43.5%	13%	889.4	45.4%	748.1	42.7%	19%
Advertising and promotion expenses	107.1	10.5%	100.6	10.5%	7%	212.4	10.8%	189.4	10.8%	12%
Other selling and administrative expenses	300.1	29.4%	265.6	27.7%	13%	592.9	30.2%	540.8	30.9%	10%

Operating Income	63.5	6.2%	49.9	5.2%	27%	84.1	4.3%	17.9	1.0%	369%
Interest expense	14.1	1.4%	16.1	1.7%		28.6	1.5%	31.3	1.8%
Interest (income)	(10.5)	-1.0%	(6.4)	-0.7%		(22.4)	-1.1%	(15.3)	-0.9%
Other non-operating (income), net	(3.2)		(2.2)			(0.8)		(4.0)

Income Before Income Taxes	63.1	6.2%	42.4	4.4%		78.7	4.0%	5.9	0.3%
Provision (benefit) for income taxes	20.0		5.0			23.6		(61.7)

Net Income	$43.1	4.2%	$37.4	3.9%	15%	$55.1	2.8%	$67.6	3.9%	-18%

EPS - Basic	$0.11		$0.10			$0.14		$0.17

Average Number of Common Shares
Outstanding - Basic	396.2		386.2			393.1		387.5

EPS - Diluted	$0.11		$0.10			$0.14		$0.17

Average Number of Common and Common
Equivalent Shares Outstanding - Diluted	402.8		388.8			399.7		390.0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except percentage information)	2007	2006	2007	2006
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$638.4	$609.6	$1,205.4	$1,102.8
% Change	5%	8%	9%	2%
Pos./(Neg.) Impact of Currency (in % pts)	4	0	4	-1

Fisher-Price Brands	410.4	365.7	801.6	673.0
% Change	12%	8%	19%	12%
Pos./(Neg.) Impact of Currency (in % pts)	2	0	2	0

American Girl Brands	55.8	61.6	118.7	123.5
% Change	-10%	5%	-4%	-2%
Other	4.1	4.4	7.8	7.5

Gross Sales	$1,108.7	$1,041.3	$2,133.5	$1,906.8

% Change	6%	8%	12%	5%
Pos./(Neg.) Impact of Currency (in % pts)	3	0	3	-1

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,108.7	$1,041.3	$2,133.5	$1,906.8
Sales Adjustments	(88.6)	(83.6)	(173.2)	(155.8)

Net Sales	$1,020.1	$957.7	$1,960.3	$1,751.0

% Change	7%	8%	12%	5%
Pos./(Neg.) Impact of Currency (in % pts)	3	0	3	0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,
	2007	2006	At Dec. 31,
(In millions)	(Unaudited)		2006
Assets
Cash and equivalents	$742.6	$625.1	$1,205.6
Accounts receivable, net	881.6	743.7	943.8
Inventories	605.1	538.5	383.1
Prepaid expenses and other current assets	225.0	266.7	317.6

Total current assets	2,454.3	2,174.0	2,850.1
Property, plant and equipment, net	512.7	535.9	536.7
Other noncurrent assets	1,694.1	1,473.9	1,569.1

Total Assets	$4,661.1	$4,183.8	$4,955.9

Liabilities and Stockholders' Equity
Short-term borrowings	$15.1	$33.4	$—
Current portion of long-term debt	60.0	100.0	64.3
Accounts payable and accrued liabilities	817.5	799.9	1,356.3
Income taxes payable	20.6	109.9	161.9

Total current liabilities	913.2	1,043.2	1,582.5
Long-term debt	560.0	795.0	635.7
Other noncurrent liabilities	442.1	291.8	304.7
Stockholders' equity	2,745.8	2,053.8	2,433.0

Total Liabilities and Stockholders' Equity	$4,661.1	$4,183.8	$4,955.9

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2007	2006
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	78	70
Inventories
Days of Supply (DOS)	57	53
Total Debt Outstanding	$635.1	$928.4
Total Debt-to-Total Capital Ratio	18.8%	31.1%

	Six Months Ended June 30,
(In millions)	2007 (a)	2006
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(492)	$(358)
Cash Flows (Used For) Investing Activities	(137)	(66)
Cash Flows From Financing Activities and Other	166	51

(Decrease) in Cash and Equivalents	$(463)	$(373)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.